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                                                                    EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT


                THIS EMPLOYMENT AGREEMENT (herein "Agreement") is entered into as of October 14, 2002, by and between JMAR Technologies, Inc. ("JMAR") and Ronald A. Walrod ("Executive").

                                    Recitals

        WHEREAS, JMAR is a leading developer and producer of microtechnology equipment, with strong emphasis on advanced X-ray source and system technology;

        WHEREAS, JMAR desires to retain the services of Executive; and

        WHEREAS, Executive desires to be employed by JMAR.

        NOW, THEREFORE, JMAR and Executive agree as follows:

1. Employment/Title/Responsibilities. The Company hereby employs Executive, and Executive hereby accepts such employment as President and Chief Executive Officer of the Company. Executive shall do and perform such other services, acts or things as shall be required of him from time to time by the Company, and shall comply with the directives, policies, procedures and requirements issued or established from time to time by the Company. Executive shall at all times during his employment by the Company (unless otherwise agreed in writing by the Company) devote his entire productive time, energies, ability and attention to the business of the Company and perform faithfully and diligently such duties and responsibilities to the best of his abilities; provided, however, that Executive shall be entitled to vacation time and time off for sickness and disability in accordance with the policies of the Company in effect from time to time. Executive shall initially accrue vacation at the rate of four weeks per annum. After reaching five years of service, Executive shall accrue one additional day of vacation for each additional year of service up to a maximum of five weeks per year.

2.      Compensation/Benefits.

        2.1 As compensation for the services provided by Executive under this Agreement, JMAR will pay him an annual salary of $250,000 (base pay), payable in accordance with JMAR's usual payroll procedures. Executive's base pay shall be reviewed at least annually by the Board, and in the Board's sole discretion, may be increased at any time.

        2.2 Executive shall have the right to participate in such pension, profit sharing, bonus, group insurance or similar employee benefit plans established by the

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        Company for the benefit of senior management of the Company, for so long as any such plan is maintained in effect for the benefit of such class, with Executive's participation or share therein being determined by the provisions and requirements of the respective plan. A summary of the Company's benefits plans has been provided to Executive.

        2.3 All payments from the Company to Executive pursuant to this Agreement, including salary or other amounts paid pursuant to Sections
        2.1 above or otherwise, shall be subject to such payroll tax, withholding, social security and other deductions as may be required by any Federal, state or local law, rule or regulation, which the Company may reasonably deem to be applicable thereto.

        2.4 The Company shall pay or reimburse Executive for all reasonable expenses incurred by Executive on the business of the Company and for the promotion of its business, provided such expenses are pre-approved in writing by the Company or are consistent with the written policies and guidelines approved by the Company and in effect from time to time.

        2.5 Beginning January 1, 2003, Executive will be eligible for an annual bonus based upon achievement of reasonable goals specified by the Board.

3. Initial Stock Option Grant. Upon the commencement of Executive's employment, JMAR shall grant him Non-Qualified Stock Options (NQSO's) to purchase 500,000 shares of JMAR common stock. The NQSO's will vest in equal amounts at the end of each of the first three years after the start date of Executive's employment and the exercise price of the NQSO's will be equal to the average closing prices of JMAR Common Stock for the five trading days prior to the date of the grant. The other terms of the options shall be contained in JMAR's standard stock option agreement, a copy of which has been provided to Executive.

        The Board will review Executive's performance after a six month period (commencing upon the date of this agreement) to consider further grant of options.

4.      Employment at Will; Salary Continuation Payments.

        4.1 Executive and the Company understand and agree that Executive's employment will be "at-will" and may be terminated at any time, for any reason, with or without cause, by either Executive or JMAR. Executive and the Company understand and agree that nothing in the Company's Executive handbooks or the Company's other policies is intended to be, and nothing in them should be construed to be, a limitation on the right to terminate the employment relationship at any time for any reason.



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        4.2 Section 4 of this Agreement contains the entire agreement between the parties as to the term and duration of the employment. It supersedes any and all other agreements, either oral or in writing between the parties hereto with respect to Executive's term of employment and the termination thereof. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and acknowledges that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. Section 4 of this Agreement may not be modified or amended by oral agreement, or course of conduct, but only by an agreement in writing signed by an officer of the Company and Executive.

        4.3 In the event Executive's employment terminates for any reason other than death, disability, a termination upon a Change of Control, a voluntary termination not for Good Reason, or a termination for Cause, Executive shall receive six (6) monthly payments each equal in amount to one-twelfth of the sum of the full amount of his then Base Salary, minus standard withholdings and deductions.

        4.4 In the event of Executive's termination upon a Change of Control, Executive shall, within seven (7) days of such termination, receive one lump sum payment equivalent to twelve (12) months of his then Base Salary, minus standard withholdings and deductions.

5. Confidential Information. Concurrently herewith, Executive shall enter into an Employee Confidentiality and Inventions Agreement with JMAR in the form provided to Executive.

6. No Violation of Other Contracts. Executive represents and warrants that the execution, delivery and performance of this Agreement by Executive does not and will not result in a breach of or violation of, or constitute a default under, any agreement to which Executive is a party or by which Executive is bound.

7. No Conflicts of Interest. Executive does not now, and during the term of his employment, will not have any financial interest, whether by stock ownership or otherwise, in any entity which is a supplier, customer or competitor of the Company; provided, however, that the foregoing shall not prohibit the ownership of securities of corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 1% of the outstanding shares of any such corporation.

8. Compliance with JMAR's Rules. Executive agrees to comply with all of the rules, regulations and standard practices of JMAR as in effect from time to time. JMAR will provide Executive with all such current rules, regulations and standard practices and all future updates.

9.      Definitions



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        9.1 Good Reason: For purposes of this Agreement, "Good Reason" means that any of the following are undertaken without Executive's express written consent: (a) the assignment to Executive of any duties or responsibilities which result in any diminution or adverse change of Executive's position, status or circumstances of employment; (b) a reduction by the Company in Executive's Base Salary; (c) the taking of any action by the Company which would adversely affect Executive's participation in, or reduce Executive's benefits under, the Company's benefit plans (including equity benefits) as of the time this Agreement is executed, except to the extent the benefits of all other executive officers of the Company are similarly reduced; (d) a relocation of Executive's principal office to a location outside of San Diego County, California; (e) any breach by the Company of any material provision of this Agreement; or (f) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company.

        9.2 Cause: For the purposes of this Agreement, "Cause" means: (i) an intentional action or intentional failure to act by Executive which was performed in bad faith and to the material detriment of the Company;
        (ii) Executive intentionally refuses or intentionally fails to act in accordance with any lawful and proper direction or order of the Board;
        (iii) Executive willfully and habitually neglects the duties of employment; or (iv) Executive violates Sections 5, 7, 8 of this Agreement; provided, however, that in the event that any of the foregoing events under clauses (i), (ii), (iii), (iv) above is capable of being cured, the Company shall provide written notice to Executive describing the nature of such event and Executive shall thereafter have ten (10) business days to cure such event.

        9.3 Change of Control: For purposes of this Agreement, a Change of Control means: (a) any sale, merger, consolidation, tender offer or similar acquisition of shares, as a result of which at least a majority of the voting power of the Company is not held, directly or indirectly, by the persons or entities who held the Company's securities with voting power before such transaction, or (b) a sale or other disposition of all or a substantial part of the Company's assets.

10.     General Provisions.

        10.1 Assignment. Neither the rights nor obligations under this Agreement may be assigned, transferred, pledged or hypothecated by any party hereto, except that this Agreement shall be binding upon and inure to the benefit of any successor of JMAR.

        10.2 Notices. Any notice required or permitted to be given under this Agreement shall be deemed to have been duly given if in writing and if personally delivered or sent by registered or certified mail, return receipt requested, with postage prepaid:



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                      if to JMAR:

                      JMAR Technologies, Inc.
                      5800 Armada Drive
                      Carlsbad, California 92008
                      Attn: General Counsel

                      If to the Employee:

                      Ronald A. Walrod
                      13350 Stone Canyon Road
                      Poway, California  92064

        Any party may change the address to which notices are to be sent to it or him by giving ten days' written notice of such change of address to the other party in the manner above provided for giving notice. Notices will be considered delivered on the date of personal delivery or on the date of deposit in the United States mail in the manner above provided for giving notice by mail.

        10.3 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in San Diego County, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award of the arbitrator(s) shall be entered in any court with appropriate jurisdiction as the final binding judgment. The provisions of California Code of Civil Procedure Section 1283.05 (related to the availability of certain discovery procedures) are hereby incorporated into and made applicable to this Agreement. In addition to any other relief as may be granted, the prevailing party shall be entitled to reasonable attorneys' fees in such arbitration, with the amount thereof to be determined by the arbitrator or the court.

        10.4 Counterparts. This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one agreement binding on all of the parties hereto notwithstanding that all parties are not signatory to the original or same counterpart.

        10.5 Entire Agreement. This Agreement constitutes the entire agreement and understanding between Executive and JMAR with respect to the employment of Executive, and supersedes all other agreements, written or oral, regarding such employment. This Agreement may be altered or amended only by a written instrument executed by each of the parties hereto.

        10.6 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the



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        remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

        10.7 Interpretation of Agreement. In the event of any arbitration or other dispute, neither this Agreement nor any provision hereof shall be interpreted for or against any party on the basis said party or its attorney drafted the Agreement or provision in question.

        10.8 Waiver. The waiver by any party hereto of a breach of any of the provisions of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach hereof by such party.

        10.9 California Law. This Agreement shall be governed by and considered in accordance with the laws of the State of California.

        10.10 Headings. The subject headings of the Sections of this Agreement are included for the purposes of convenience only and shall not affect the construction or interpretation of any term or provision hereof.


AGREED TO AND ACCEPTED BY:

Employer:                                    Employee:

JMAR TECHNOLOGIES, INC.

By: /s/ JOSEPH G. MARTINEZ                   /s/ RONALD A. WALROD
    -------------------------------          -----------------------------------
    Joseph G. Martinez, Senior Vice          Ronald A. Walrod
     President and General Counsel


APPROVED:

By: /s/ VERNON H. BLACKMAN
    -------------------------------
    Vernon H. Blackman, Chairman of
     the Board



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